Exhibit 99.1
Bookham First Quarter Fiscal Year 2008
Financial Results Exceed Guidance
SAN JOSE, Calif., — October 25, 2007 — Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for its first quarter of fiscal year 2008, ended September 29, 2007.
First Quarter Fiscal 2008 GAAP Results
Revenue for the first quarter of fiscal 2008 increased approximately 20 percent from the fourth quarter of fiscal 2007 to $54.3 million, which was above the guidance range of $50 million to $54 million previously provided on August 2, 2007. Revenue in the fourth quarter of fiscal 2007 was $45.1 million. Sales to Nortel Networks and Cisco each accounted for greater than 10 percent of total first quarter fiscal 2008 revenue.
Gross margin was 23 percent, an increase of 7 percentage points from the previous quarter. Net loss was $11.0 million, or a net loss of $0.13 per share. This compares with a net loss of $13.6 million, or $0.17 per share in the previous quarter.
Cash, cash equivalents and restricted cash at the end of the first quarter were $34.4 million, compared with $42.7 million at the end of the fourth quarter.
First Quarter Fiscal 2008 Non-GAAP Results
First quarter Adjusted EBITDA was negative $2.5 million, compared with the previously provided guidance range of negative $3 million to negative $7 million. Adjusted EBITDA in the fourth quarter was negative $6.0 million, which included a $2.2 million gain from the sale of equipment and other assets.
Non-GAAP gross margin was 24 percent, which was above the previously provided guidance range of 18 percent to 22 percent.
Non-GAAP net loss was $8.0 million, or a non-GAAP net loss of $0.10 per share. This compares with a non-GAAP net loss of $10.8 million, or $0.13 per share in the prior quarter. A reconciliation table of GAAP to non-GAAP measures is included in the financial tables section of this release, and further discussion of these measures is also included later in this release.
Non-cash stock and option-based compensation for the first quarter of fiscal 2008 and fourth quarter of fiscal 2007 were $1.7 million and $1.2 million, respectively.
Outlook and Guidance
“Our strong first quarter financial performance reflects the continued improvement in sales to our top customers, success with our new product introductions, and the diversification of our customer base,” said Alain Couder, president and CEO of Bookham Inc. “We believe our prospects are strong for further financial improvement in the December quarter. In addition to our forecasted revenue growth, we expect to see continued margin improvement with our new products and stable margins with our existing products. From the cost side, we should hit our reduction objectives by the end of December.”
For the second quarter of fiscal 2008, ending December 29, 2007, excluding restructuring and other non-recurring charges, the Company expects:
•	Revenue in the range of $55 million to $58 million

•	Non-GAAP gross margin of between 23 percent and 26 percent

•	Adjusted EBITDA of negative $2 million to positive $1 million

The forecasts provided are based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. Furthermore, our outlook excludes items that may be required by GAAP such as restructuring and related costs, acquisition or disposal related costs, impairments of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time, extraordinary items, as well as the expensing of stock options and restricted stock grants under SFAS 123R.
Conference Call
Bookham is scheduled to hold a conference call to discuss its first quarter fiscal 2008 financial results today at 9:00 a.m. ET/6:00 a.m. PT. To access the call, dial 973-935-8758. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.
A replay of the conference call will be available through November 1, 2007. To access the replay, dial 1-973-341-3080. The conference code for the replay is 9333442.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial, life sciences and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., Onetta, Inc., and Avalon Photonics. The company has manufacturing facilities in the UK, US, China and Switzerland and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com.
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe,” “plan,” “anticipate,” “expect,” “estimate,” “will,” “should,” “ongoing,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent annual report on Form 10-K. These include continued demand for optical components, transfer of test and assembly operations to China, changes in inventory and product mix, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Non-GAAP Financial Measures
Bookham provides certain supplemental non-GAAP financial measures, including non-GAAP net loss excluding non-cash stock and option-based compensation, charges such as impairment and restructuring, litigation settlement/recovery, early debt extinguishment, and acquired in-process research and development, along with a measure of Adjusted EBITDA, that also excludes these charges, plus the impact of taxes, net interest income/expense, depreciation and amortization, and net foreign currency translation gain/loss, to provide investors with the opportunity to use the same financial metrics as management to evaluate the Company’s performance. Bookham also believes these non-GAAP measures enhance the comparability and transparency of results for the period. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Non-GAAP Net Loss
Non-GAAP net loss is calculated as net loss excluding the impact of impairment charges, restructuring costs, non-cash compensation related to stock and options granted to employees and directors, and certain other one-time charges and credits specifically identified where applicable. The Company evaluates its performance using, among other things, non-GAAP net loss in evaluating the Company’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s “core operating performance.” The Company believes its “core operating performance” represents the Company’s on-going performance in the ordinary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as impairment charges, restructuring programs and costs relating to specific major projects which are non-recurring, as well as non-cash compensation related to stock and options. Management does not believe these items are reflective of the Company’s ongoing operations and accordingly excludes those items from non-GAAP net loss.
The Company believes that providing non-GAAP net loss to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core financial performance. Additionally, non-GAAP net loss has historically been presented by the Company as a complement to net loss, thus increasing the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
A pro-forma subtotal within the Company’s determination of non-GAAP net loss specifically excludes from the Company’s net loss the non-cash compensation related to stock and options granted to employees and directors under SFAS 123R — Share-Based Payment subsequent to the Company’s adoption of this accounting standard on July 3, 2005, and under APB 25 for earlier comparative periods. Management uses this non-GAAP information to compare this specific non-cash expense with similar expenses of competitors and other companies.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP net loss should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP net loss used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. A reconciliation of non-GAAP net loss to net loss is set forth in the schedules below.
Adjusted EBITDA
Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest income/expense, depreciation and amortization, net foreign currency translation gains/losses, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits related to early extinguishment of debt and amounts related to settlement of certain litigation. The Company uses Adjusted EBITDA in evaluating the Company’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from the Company’s core operations. The Company believes that by excluding these non-cash and non-recurring charges, more accurate expectations of our future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. Management does not believe the excluded items are reflective of the Company’s ongoing operations and accordingly excludes those items from Adjusted EBITDA. The Company believes that providing Adjusted EBITDA to its investors, in addition to corresponding GAAP cash flow measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions that impact the Company’s cash position and understanding how the cash position may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core cash position. Furthermore, similar non-GAAP measures have historically been presented by the Company as a complement to its GAAP presentation. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of Adjusted EBITDA to GAAP net loss is set forth in the financial schedules section below.
Impairment of Goodwill, Intangibles and other Long-Lived Assets
GAAP requires the Company to compare the fair value of its long-lived assets to their carrying amount on the Company’s financial statements. If the carrying amount is greater than its fair value, then an impairment must be recognized in the GAAP presentation, and included as a charge to earnings in the statement of operations. In particular this is the case regarding businesses acquired by the Company. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, and included as a charge to earnings in the Company’s statement of operations. The Company excludes the impairment of long-lived assets, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.
Restructuring Activities
The Company has incurred expenses, which are included in its GAAP statement of operations, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose of. The Company excludes these items, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Legal Settlement/Recovery
The Company has recorded an expense related to the settlement of an on-going litigation, net of insurance recoveries, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that it provides a meaningful evaluation of current versus past core operational performance.
Foreign Currency Translation Gains/Losses
The Company records gains and losses related to the translation of intercompany balances denominated in currencies other than the functional currencies of the local legal entities, the translation of certain other ending balance sheet accounts denominated in currencies other than the function currencies of the local legal entities, and contracts entered into to mitigate the exposure to these translation gains and losses. The Company excludes this item, for the purposes of calculating Adjusted EBIDTA, when it evaluates the cash usage and prospective cash usage of the Company. Management does not believe this excluded item is reflective of its ongoing operations.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Contacts:
Bookham, Inc.
Jim Fanucchi
Summit IR Group Inc.
+1 408 404-5400
ir@bookham.com
Steve Abely
Chief Financial Officer
+1 408 383-1400
ir@bookham.com

BOOKHAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 29, 2007	June 30, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,543	$36,631
Restricted cash	1,812	6,079
Accounts receivable, net	38,627	33,685
Inventories	53,137	52,114
Current deferred tax asset	—	—
Prepaid expenses and other current assets	6,341	9,121

Total current assets	132,460	137,630
Goodwill	7,881	7,881
Other intangible assets, net	9,916	11,766
Property and equipment, net	33,803	33,707
Non-current deferred tax asset	—	13,248
Other assets	231	294

Total assets	$184,291	$204,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,464	$21,101
Current loan payable	4,313	3,812
Current deferred tax liability	—	13,248
Accrued expenses and other liabilities	21,275	22,704

Total current liabilities	48,052	60,865
Other long-term liabilities	1,614	1,908
Deferred gain on sale leaseback	20,693	20,786

Total liabilities	70,359	83,559

Stockholders’ equity:
Common stock	838	832
Additional paid-in capital	1,115,843	1,114,391
Accumulated other comprehensive income	44,343	42,444
Accumulated deficit	(1,047,092)	(1,036,700)

Total stockholders’ equity	113,932	120,967

Total liabilities and stockholders’ equity	$184,291	$204,526

BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 29, 2007	June 30, 2007

Net revenues	$54,282	$45,106
Cost of revenues	41,945	37,733

Gross profit	12,337	7,373

Operating expenses:
Research and development	8,692	9,154
Selling, general and administrative	11,326	10,837
Amortization of intangibles	1,997	1,956
Restructuring charges	1,217	1,872
(Recovery)/impairment of long-lived assets	—	(280)
Gain on sale of property and equipment and other assets	(235)	(2,185)

Total operating expenses	22,997	21,354

Operating loss	(10,660)	(13,981)
Other income/(expense), net	(294)	389

Loss before income taxes	(10,954)	(13,592)
Income tax (provision)/benefit	—	(22)

Net loss	$(10,954)	$(13,614)

Basic and diluted loss per share:
Net loss per share	$(0.13)	$(0.17)

Weighted average shares of common stock outstanding (basic and diluted)	82,586	82,454

Stock based compensation included in the following:
Cost of sales	$615	$249
Research and development	451	376
Selling, general and administrative	660	603

Total	$1,726	$1,228

BOOKHAM, INC.
RECONCILIATION OF GAAP NET LOSS TO CERTAIN NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 29, 2007		June 30, 2007
	Net Loss	Adjusted EBITDA	Net Loss	Adjusted EBITDA

GAAP net loss	$(10,954)	$(10,954)	$(13,614)	$(13,614)
Stock compensation	1,726	1,726	1,228	1,228

Pro forma	(9,228)	(9,228)	(12,386)	(12,386)

Adjustments:
Depreciation expense	—	3,245	—	3,190
Amortization expense	—	1,996	—	1,956
Income tax provision, net	—	—	22	22
Interest income, net	—	(106)	—	(237)
(Recovery)/impairment of long-lived assets	—	—	(280)	(280)
Foreign currency (gain)/losses, net	—	412	—	(152)
Restructuring charges	1,217	1,217	1,872	1,872

Non-GAAP measures	$(8,011)	$(2,464)	$(10,772)	$(6,015)

Non-GAAP measures per share (basic and diluted)	$(0.10)	$(0.03)	$(0.13)	$(0.07)

Weighted average shares of common stock outstanding (basic and diluted)	82,586	82,586	82,454	82,454